Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-35048 on Form S-8 of our report dated June 27, 2016, relating to the financial statements and supplemental schedule of the Greif 401(k) Retirement Plan, appearing in this Annual Report on Form 11-K of the Greif 401(k) Retirement Plan for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Columbus, Ohio

June 27, 2016